Exhibit 10.3

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [*] INDICATES THAT INFORMATION HAS BEEN REDACTED.

CAPITAL CONTRIBUTION, SUBSCRIPTION,

AND JOINT VENTURE AGREEMENT

By and Among

Chemular Inc.,

Touch Point Worldwide, Inc. d/b/a Berify,

Aspire North America LLC,

and

IKE Tech LLC

dated as of

April 5, 2024

i

3.3	Representations and Warranties of Ispire		14

	(a)	Corporate Power and Authority	14
	(b)	Valid, Binding, Enforceable Obligations	15
	(c)	Non-Contravention	15
	(d)	Litigation	15
	(e)	Consents	15
	(f)	Acquiring Interests for Own Account	15
	(g)	No Brokers or Finders	15
	(h)	Disclosure	15

3.4	Representations and Warranties of the Company		16

	(a)	Limited Liability Company Power and Authority	16
	(b)	Valid, Binding, and Enforceable Obligations	16
	(c)	Non-Contravention	16
	(d)	Consents	16
	(e)	No Prior Operations	16
	(f)	No Brokers or Finders	17
	(g)	Disclosure	17

ARTICLE IV COVENANTS			17

4.1	Further Assurances.		17
4.2	Post-Closing Cooperation		17
4.3	Insurance		17
4.5	Maintenance of the Chemular Licensed Assets		18

ARTICLE V CONDITIONS PRECEDENT			18

5.1	Conditions Precedent to the Obligations of each of the Parties		18

	(a)	Formation of the Company	18
	(b)	No Injunction	18
	(c)	Statutes; Governmental Approvals	19
	(d)	Accuracy of Representations and Warranties	19

5.2	Conditions Precedent to the Obligations of each Party		19

	(a)	Executed Agreements	19
	(b)	Proceedings	19
	(c)	No Changes	19
	(d)	Company Documents	19
	(e)	Authorization	20

ii

ARTICLE VI SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION		20

6.1	Survival of Representations	20
6.2	Chemular Indemnification	20
6.3	Berify Indemnification	20
6.4	Ispire Indemnification	21
6.5	Company Indemnification	21
6.6	Limitations	21
6.7	Notice of Claim	21
6.8	Direct Claims	22
6.9	Procedure for Third Party Claims	22

ARTICLE VII MISCELLANEOUS		23

7.1	Fees and Expenses	23
7.2	Confidentiality	23
7.3	Public Announcements	24
7.4	Notices	24
7.5	Notice and Right to Cure	25
7.6	Entire Agreement	26
7.7	Binding Effect; Benefit; Assignment	26
7.8	Amendments and Waivers	26
7.9	Counterparts	26
7.10	Applicable Law	26
7.11	Jurisdiction; Waiver of Jury Trial	27
7.12	Severability	27

SCHEDULES AND EXHIBITS

Schedules

Schedule 2.2(a)	Chemular Licensed Assets

Schedule 2.2(b)	Berify Licensed Assets

Schedule 3.1(i)	Chemular Intellectual Property

Exhibits

Exhibit A	Amended and Restated LLC Agreement

iii

This CAPITAL CONTRIBUTION, SUBSCRIPTION, AND JOINT VENTURE AGREEMENT, is made as of April 5, 2024, by and among Chemular Inc., a Michigan corporation (“Chemular”), Aspire North America LLC, a Delaware limited liability company and wholly owned subsidiary of Ispire Technology, Inc., a Delaware corporation (“Ispire”), Touch Point Worldwide, Inc. d/b/a Berify, a Delaware corporation (“Berify”), and Ike Tech LLC, a Delaware limited liability company (the “Company”, and together with Chemular, Ispire, and Berify, each a “Party” and collectively, the “Parties”).

W I T N E S S E T H :

WHEREAS, Chemular is in the business of providing services for Pre-Market Tobacco Applications, Tobacco Product Master Files (“TPMF”), tax and regulatory compliance consulting services;

WHEREAS, Berify is in the business of providing a blockchain based authentication platform that enables businesses to connect and engage with consumers while fostering a secured and trusted peer-to-peer marketplace;

WHEREAS, Ispire is engaged in the research and development, design, commercialization, sales, marketing, and distribution of e-cigarettes.

WHEREAS, the Parties desire to form a joint venture to operate the JV Business.

WHEREAS, to effectuate the intent of the Parties, Ispire has formed the Company, and at the Closing shall (i) make the Ispire Initial Capital Contribution, and (ii) enter into the Ispire Contribution Commitment, all on the terms of and otherwise pursuant to this Agreement and the LLC Agreement.

WHEREAS, the Parties contemplate that following the formation of the Company, each of Ispire, Chemular, and Berify will derive significant benefit from the transactions contemplated by this Agreement and the Related Agreements and, as a condition to each such Parties entering into this Agreement, Ispire, Chemular, and Berify are required to make certain representations, warranties, and covenants specifically provided in this Agreement.

WHEREAS, in order to set forth certain terms and conditions upon which the foregoing will be accomplished, the Parties desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Action” means an action, claim, complaint, demand, arbitration, contest, hearing, inquiry, inquest, audit, investigation, litigation, or suit commenced, brought, conducted, or heard by or before any Governmental Authority or arbitrator.

“Affiliate” means and includes, with reference to any Person, any other Person, Controlling, Controlled by or under common Control with such Person.

“Agreement” means this Capital Contribution, Subscription and Joint Venture Agreement, as the same may be amended, restated, modified and/or supplemented from time to time.

“Applicable Laws” means all applicable federal, state, and local laws and regulations.

“Assumption Conditions” has the meaning set forth in Section 6.9(b).

“Berify” has the meaning set forth in the Preamble.

“Berify Indemnitees” has the meaning set forth in Section 6.2.

“Berify License Agreements” means the TPW Exclusive Patent License Agreement and Exhibit C of the TPW Software Development Agreement.

“Berify Licensed Assets” means all of the assets to be licensed to the Company pursuant to the Berify License Agreements or as otherwise set forth on Schedule 2.2(b) hereto.

“Business Day” means any day, excluding Saturday, Sunday or any day which shall be a legal holiday in the State of New York.

“Capital Account” has the meaning given to such term in the LLC Agreement.

“Capital Contribution” has the meaning given to such term in the LLC Agreement.

“Chemular” has the meaning set forth in the Preamble.

“Chemular Indemnitees” has the meaning set forth in Section 6.3.

“Chemular License” has the meaning set forth in Section 2.2(a) of this Agreement.

“Chemular Licensed Assets” means all of the assets to be licensed to the Company pursuant to the Chemular License, or as otherwise set forth on Schedule 2.2(a) hereto.

“Chemular Master Services Agreement” means that certain Master Services Agreement of even date herewith, by and between Chemular and the Company.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Related Agreements” means each of the LLC Agreement, the Chemular Master Services Agreement, the Ispire Warrant, the TPW Exclusive Patent License Agreement, the TPW Software Development Agreement, and the TPW Supply Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” has the meaning set forth in Section 7.2.

“Contract” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Company Supply Agreement” means that certain Supply Agreement to be entered into pursuant to Section 4.6(c) of this Agreement, by and between the Company and Ispire.

“Company Certificate of Formation” has the meaning set forth in Section 5.1(a)(i).

“Direct Claim” has the meaning set forth in Section 6.8.

“Encumbrances” means all liens, encumbrances, restrictions and claims of every kind and character.

“Fair Value” as used in this Agreement means the Parties’ agreement as to a reasonable estimate of the potential market price of a good, service, or asset, even where no market exists, taking into account preexisting conditions and such factors as:

●	relative scarcity

●	perceived utility (subjective value based on a particular need)

●	risk characteristics

●	replacement costs, or costs of close substitutes

●	production/distribution costs, including a cost of capital.

“GAAP” means accounting principles generally accepted in the United States, as recognized by the U.S. Financial Accounting Standards Board (or any generally recognized successor).

“Governmental Authority” means any federal, state, local or other governmental, judicial, administrative, public or statutory instrumentality, court, tribunal, arbitrator, agency, commission, authority, official, body or entity, in each case, whether domestic or foreign, or any subdivision thereof, in each case having legal jurisdiction over the matter or Person in question.

“Indebtedness” means as to any Person at any time: (a) obligations of such Person for borrowed money; (b) obligations of such Person evidenced by bonds, notes, debentures or other similar instruments; (c) obligations of such Person to pay the deferred purchase price of property or services (including obligations under noncompete, consulting or similar arrangements and earn- out payment obligations), except trade accounts payable of such Person arising in the Ordinary Course of Business that are not past due by more than ninety (90) days or that are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established on the financial statements of such Person; (d) indebtedness or other obligations of others guaranteed by such Person; (e) obligations secured by Encumbrances (other than a Permitted Encumbrance) existing on any property or asset owned by such Person; (f) reimbursement obligations of such Persons relating to letters of credit, bankers’ acceptances, surety or other bonds or similar instruments; and (g) obligations of such Person under leases that have been or properly should be recorded as a capital or financing lease in accordance with GAAP.

“Indemnified Party” has the meaning set forth in Section 6.7.

“Indemnifying Party” has the meaning set forth in Section 6.7.

“Intellectual Property” means: all rights in intellectual property of any type in any jurisdiction throughout the world, whether registered or non-registered, applied-for, at common law, or otherwise protected or protectable, and including, for example and without limitation: (i) all patents, patent applications and statutory invention registrations; (ii) all trademarks, service marks, trade names, corporate names, slogans and other indicia of source of origin, and all goodwill associated therewith; (iii) all trade secrets, know-how, and confidential or proprietary technical, business and other information; (iv) all domain names; (v) all copyrights and rights in designs; (vi) all inventions, designs, discoveries, ideas, developments, data, works of authorship, and software (i.e., all computer software, firmware, programs and databases, in any form and all documentation related thereto); (vi) all rights of publicity and privacy, rights to personal information and moral rights; and (vii) all shop rights.

“Ispire” has the meaning set forth in the Preamble.

“Ispire Contribution Commitment” has the meaning set forth in Section 2.2(c)(ii).

“Ispire Contribution Request” has the meaning set forth in Section 2.2(c)(ii).

“Ispire Contribution Request Amount” has the meaning set forth in Section 2.2(c)(ii).

“Ispire Contribution Request Deadline” has the meaning set forth in Section 2.2(c)(ii).

“Ispire Indemnitees” has the meaning set forth in Section 6.2.

“Ispire Initial Capital Contribution” has the meaning set forth in Section 2.2(c).

“Ispire Warrant” means that certain Warrant to Purchase Shares of Common Stock of even date herewith, issued by Ispire in favor of Berify.

“JV Business” means the business of owning, operating, developing and licensing an industry-standard age-verification solution for vapor (e-cigarette) devices as well as the related submission of PMTA applications that seek FDA approval for cutting-edge technologies across the U.S. e-cigarette market, including without limitation: (a) next-generation e-cigarette hardware with a user-friendly, secure point-of-use age- and identity-verification platform built on blockchain technology; (b) geo fencing capability that can eliminate use of hardware in certain designated areas such as schools and sensitive areas; (c) e-cigarettes with end-to-end a range of dynamic features such as authentication, direct to consumer engagements and exclusive offerings all built on the foundations of blockchain technology; and (c) a real-time biometric identity platform for user access controls, creating added security and reliability that deters counterfeiting in connection with vapor devices.

“Knowledge” means the constructive knowledge of such person, or if such person is an entity, the constructive knowledge that such Person would have reasonably obtained after due inquiry and in the performance of such Persons’ roles as employees, officers, or shareholders of such Person.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liability” means any and all debts, liabilities, and obligations, whether accrued or unaccrued, fixed or contingent, matured or unmatured, or determined or determinable.

“LLC Agreement” means that certain Amended and Restated Limited Liability Company Operating Agreement of the Company entered into by and among Chemular, Ispire, Berify, and the Company, which amends and restates that certain Limited Liability Company Operating Agreement of the Company dated as of March 26, 2024, substantially in the form attached hereto as Exhibit A.

“Losses” has the meaning set forth in Section 6.2.

“Membership Interest” means, with respect to each Party, its respective interest in the Company as determined in accordance with the LLC Agreement.

“Operative Agreements” means this Agreement and the Related Agreements.

“Order” means any judgment, order, writ, injunction, or decree of any court or other Governmental Authority.

“Ordinary Course of Business” means an action taken by a Person that (a) is consistent in nature, scope, and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person, and (b) does not require authorization by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature.

“Party” and “Parties” has the meaning set forth in the Preamble.

“Permitted Encumbrances” means any lien, liability or obligation relating to an Asset to be contributed or licensed or sublicensed hereby and under the LLC Agreement, and including any lien, liability or obligation arising under any Related Agreement.

“Person” means and includes any individual, partnership, association, joint stock company, joint venture, corporation, trust, limited liability company, unincorporated organization, or Governmental Authority.

“Related Agreements” means each of the LLC Agreement, the Chemular Master Services Agreement, the Company Supply Agreement, the Ispire Warrant, the TPW Exclusive Patent License Agreement, the TPW Software Development Agreement, the TPW Trademark License, and the TPW Supply Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Tax” or “Taxes” means all taxes, charges, fees, levies, or other like assessments, including without limitation, all federal, possession, state, city, county and non-U.S. (or Government unit, agency, or political subdivision of any of the foregoing) income, profits, employment (including Social Security, unemployment insurance and employee income tax withholding), franchise, gross receipts, sales, use, transfer, stamp, occupation, property, capital, severance, premium, windfall profits, customs, duties, ad valorem, value added and excise taxes, Pension Benefit Guaranty Corporation premiums, obligations with respect to unclaimed property, and any other governmental charges of the same or similar nature; including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person, whether pursuant to Treasury regulation 1.1502- 6 (or similar provision of state, local or non-U.S. Law), as a transferee, successor, by contract or otherwise.

“Third Party Claim” has the meaning set forth in Section 6.8.

“Third Party Intellectual Property Rights” means any Intellectual Property owned by a Person other than Chemular, Berify, and either of their Affiliates.

“TPW Exclusive Patent License Agreement” means that certain Exclusive Patent License Agreement of even date herewith, by and between Berify and the Company.

“TPW Software Development Agreement” means that certain Software Development Agreement of even date herewith, by and between Berify and the Company.

“TPW Supply Agreement” means that certain Supply Agreement of even date herewith, by and between Berify and the Company.

“TPW Trademark License” means that certain Trademark License Agreement to be entered into pursuant to Section 4.6(b) of this Agreement, by and between Berify and the Company.

“Transfer” has the meaning set forth in Section 2.2(e).

“Transfer Taxes” All transfer, documentary, sales, use, stamp, registration and other similar Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement.

1.2 Principles of Construction; Termination of Letter of Intent.

(a) The following rules shall apply to the construction of this Agreement unless the context requires otherwise: (i) the singular includes the plural, and the plural the singular; (ii) words importing any gender include the other gender and the neuter gender; (iii) references to statutes are to be construed as including all statutory provisions consolidating, and all regulations promulgated pursuant to, such statutes; (iv) references to “writing” include printing, photocopy, typing, lithography and other means of reproducing words in a tangible visible form; (v) the words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; (vi) references to the Preamble, recitals, sections (or clauses or subdivisions of sections), exhibits or schedules are to those of this Agreement unless otherwise indicated; (vii) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications to such instruments, but only to the extent that such amendments and other modifications are permitted or not prohibited by the terms of this Agreement; (viii) the table of contents and the section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose; (ix) references to Persons include their respective permitted successors and assigns; and (x) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(b) The Operative Agreements are the result of negotiations among and have been reviewed by counsel to the Parties and are the products of all Parties. Accordingly, they shall not be construed against any Party merely because of such Party’s involvement in their preparation.

(c) That certain Amended and Restated Letter of Intent and Term Sheet (“LOI”) by and among Chemular, Berify, and Ispire Technology, Inc. is hereby terminated and of no further force and effect.

ARTICLE II

ORGANIZATION OF THE COMPANY; EXPENSES; CAPITAL CONTRIBUTIONS; CLOSING

2.1 Organization; Expenses. All legal, accounting and other out-of-pocket costs of the establishment of the JV Business, including, without limitation, the costs relating to the formation of the Company as a limited liability company shall be paid by Ispire. Otherwise, each Party shall bear its own professional fees and related costs (including fees and costs of accountants, attorneys, business consultants, tax advisors and appraisers) incurred by it relating to itself or its respective businesses.

2.2 Capital Contributions; Sale and Issuance of Membership Interests.

(a) Of Chemular.

(i) Subject to and only in the event of the failure of the Chemular TPMF Covenant, effective as of August 1, 2024 (the “TPMF Outside Date”), Chemular hereby grants to the Company an non-exclusive, irrevocable, perpetual, royalty-free, fully-paid up, worldwide, sublicensable in multiple tiers, license, free and clear of all Encumbrances, other than Permitted Encumbrances, to make, use, prepare derivatives, or copy under the intellectual property of the Chemular Licensed Assets for use in the Company’s TPMF (the “Chemular License.”) The Chemular License shall be consummated and effective on and as of the TPMF Outside Date without any additional action required of any party; provided, that if the TPMF Covenant is fulfilled pursuant to the terms and conditions of the Chemular Master Services Agreement on or before the TPMF Outside Date, the Chemular License and any other obligation of Chemular related thereto shall be void ab initio, nullified, and of no further force or effect.

(ii) In consideration for the Chemular TPMF Covenant and the related incumbent additional obligations of Chemular related thereto provided for this Agreement, or, if such covenant is not fulfilled, the license of the Chemular Licensed Assets pursuant to Chemular License, and the incumbent representations, warranties, indemnities, and covenants of Chemular related thereto contained in this Agreement, the Company shall on the Closing Date credit the Capital Account of Chemular in the amount of two million dollars ($2,000,000), representing the Fair Value of fulfillment of its obligations pursuant to the Chemular License and the Chemular Licensed Assets, or fulfillment of its obligations pursuant to the Chemular TPMF Covenant, as the case may be. Additionally, in consideration for (i) Chemular’s technical know-how and goodwill, (ii) the provision of the additional services to the Company by Chemular pursuant to the Chemular Master Services Agreement, and (iii) Chemular’s contribution of one million dollars ($1,000,000) in cash contributions, the Company shall credit the Capital Account of Chemular in the amount of three million dollars ($3,000,000). The Company shall issue to Chemular a Membership Interest in the Company in an aggregate amount initially equal to twenty percent (20%) of the Membership Interests to be issued on the Closing Date, in accordance with the LLC Agreement.

(b) Of Berify. On the Closing Date, Berify shall license to the Company, free and clear of all Encumbrances, other than Permitted Encumbrances, all of the Berify Licensed Assets, set forth in Schedules 2.2(b) hereto. In consideration for the Berify Licensed Assets, the Company shall on the Closing Date credit the Capital Account of Berify in the amount of ten million dollars ($10,000,000), representing the Fair Value of the Berify Licensed Assets, and issue to Berify a Membership Interest in the Company in an aggregate amount initially equal to forty percent (40%) of the Membership Interests to be issued on the Closing Date, in accordance with the LLC Agreement.

(c) Of Ispire.

(i) Prior to the Closing Date, Ispire holds four million (4,000,000) common units of the Company, which shall, assuming the Closing and the issuances of the Membership Interests described above in Section 2(a) and Section 2(b) of this Agreement, be designated as “Class B Units” of the Company and shall be initially equal to forty percent (40%) of the Membership Interests. On the Closing Date, Ispire shall (i) contribute to the Company one million dollars ($1,000,000) in cash contributions for operating expenses (collectively, the “Ispire Initial Capital Contribution”), and (ii) enter into the Ispire Contribution Commitment (as provided for in the LLC Agreement), pursuant to which Ispire shall be subject to a binding commitment to make an additional capital contribution to the Company in the aggregate amount of up to Nine Million and 00/100 Dollars ($9,000,000.00) on the terms of and otherwise pursuant to this Agreement and the LLC Agreement; provided, however, that none of the Ispire Initial Capital Contribution, the entry of Ispire into the Ispire Contribution Commitment, or any additional Capital Contribution pursuant to the Ispire Contribution Commitment by Ispire shall increase the Membership Interest of Ispire.

(ii) Upon written request of the Company, Ispire shall make additional capital contributions in cash to the Company in the aggregate amount of up to Nine Million and 00/100 Dollars ($9,000,000.00) as necessary for research and development costs as provided for in the Company’s board approved budget for the preparation and submission of the Premarket Tobacco Production Application, as well as the Company’s commercialization work, including staffing, software development, office space and the purchase of raw materials (the “Ispire Contribution Commitment”); provided, that no more than an aggregate of $5,000,000 of the Ispire Contribution Commitment may be called by the Company within the first eight (8) months of the Closing Date; provided, further, that any remaining balance of the Ispire Contribution Commitment may not be called sooner than fourteen (14) months after the Closing Date. Ispire’s Capital Account as of the Closing Date reflects a balance including the Ispire Contribution Commitment. At any time, upon Ispire’s receipt of a written request from the Company to contribute all or a portion of the Ispire Contribution Commitment (each, an “Ispire Contribution Request”), Ispire shall fund the requested amount (such amount, the “Ispire Contribution Request Amount”) within fifteen (15) calendar days of receipt of the Ispire Contribution Request, unless a different time period for delivery of such Ispire Contribution Request Amount is mutually agreed upon by Ispire and the Company (in each case, the “Ispire Contribution Request Deadline”).

(d) Except as set forth in Section 2.2 of this Agreement and in the LLC Agreement, no Party shall be required to transfer or contribute any assets, properties, rights, services or interests to the Company.

(e) [*].

(f) The license of the Chemular Licensed Assets and the Berify Licensed Assets shall be effected in accordance with this Agreement, and the Related Agreements, by execution and delivery of such agreements, instruments and other documents on or prior to the Closing Date, duly executed by each of Chemular and Berify as reasonably necessary to vest in the Company the applicable licensed rights in and to such Chemular Licensed Assets and Berify Licensed Assets, respectively, and in each case free and clear of all Encumbrances, other than Permitted Encumbrances.

2.3 Closing. The closing of the transactions contemplated herein (the “Closing”) shall take place via electronic transmission (which may be by facsimile or in the form of .pdf files) and release of signatures to the applicable Closing deliverables, on the date hereof or at such time and date as the parties may designate (the date of the Closing being referred to as the “Closing Date”).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of Chemular. Chemular hereby represents and warrants to each of Ispire, Berify, and the Company as of the Closing Date as follows:

(a) Corporate Power and Authority. Chemular has the corporate power and authority to enter into this Agreement and the Related Agreements to which it is a party and to perform its obligations hereunder and thereunder.

(b) Valid, Binding, Enforceable Obligations. This Agreement and each of the Related Agreements to which Chemular is a party will when entered into constitute its valid and legally binding obligation, enforceable in accordance with the terms hereof and thereof except as may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.

(c) Non-Contravention. Neither the execution and the delivery of this Agreement nor any of the Related Agreements to which Chemular is a party, nor the consummation of the transactions contemplated hereby and thereby by Chemular, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which Chemular is subject or any provision of its certificate or articles of incorporation, bylaws or other organizational documents; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, Contract, lease, license, instrument or other material arrangement to which Chemular is a party or by which Chemular is bound or to which any of its material assets is subject (or result in the imposition of any lien, security interest or other encumbrance upon any of its assets).

(d) Consents. Chemular need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Person not already been obtained in order to consummate the transactions contemplated by this Agreement and the Related Agreements to which it is a party.

(e) Title to Assets; No Encumbrances. Chemular has good and transferable title to, or a valid leasehold interest in, or valid license to use the assets and properties included in the Chemular Licensed Assets. In the event of the failure of the Chemular TPMF Covenant, Chemular shall license to the Company, free and clear of all Encumbrances, other than Permitted Encumbrances, the Chemular Licensed Assets, and the Company shall receive the benefit of the Chemular Licensed Assets, including but not limited to, the rights granted under the Chemular License, free and clear of all Encumbrances, other than Permitted Encumbrances.

(f) Litigation. There is no Action which is pending or, to the Knowledge of Chemular, threatened against or affecting Chemular, the Chemular Licensed Assets, or the consummation of the transactions contemplated hereby and in the Related Agreements.

(g) Solvency; Bankruptcy. Chemular (both immediately prior to, and also after giving effect to the transactions contemplated by this Agreement) is solvent (i.e., its assets have a fair market value in excess of the amount required to pay its probable Liabilities on its existing debts as they become absolute and matured), and currently Chemular has no information that would lead it to reasonably conclude that Chemular would not, after giving effect to the transactions contemplated by this Agreement, have the ability to, nor does it intend to take any action that would impair its ability to, pays its debts from time to time incurred in connection therewith as such debts mature. There are no bankruptcy, reorganization, arrangement proceedings, or proceedings of a similar nature in any jurisdiction in which Chemular conducts business, pending against, being contemplated by, or to the Knowledge of Chemular, threatened against Chemular or its Affiliates.

(h) Tax Matters. There is no material dispute or claim concerning any Tax or withholding liability of Chemular with regard to the Chemular Licensed Assets either (i) claimed or raised by any Governmental Authority in writing, or (ii) to which Chemular has Knowledge based upon personal contact with any agent of such Governmental Authority. Neither the entry into this Agreement nor the consummation of the transactions described herein is subject to or shall give rise to any liability of any party for any state or local sales or use Tax or Tax of a similar nature. There are no Encumbrances for Taxes upon any of the Chemular Licensed Assets nor is any Governmental Authority in the process of imposing any Encumbrances for Taxes on any of the Chemular Licensed Assets (other than for current Taxes not yet due and payable).

(i) Intellectual Property.

(i) Schedule 3.1(i) contains a true, complete and accurate list of each of the following items of Intellectual Property comprising the Chemular Licensed Assets that are licensed to the Company by Chemular in the field of blockchain product authentication, age- gating, bluetooth, and software and systems for connecting or controlling vape device pursuant to the Chemular License (collectively, the “Chemular Intellectual Property”): patents, patent applications, trademarks, service marks, trade names, corporate names, whether or not registered and the registrations of and applications for registration of the foregoing; registered copyrights and applications for and registrations of such copyrights; registered designs and applications therefor and domain names and registrations thereof. Chemular has good, valid and legal title to, and is the sole and exclusive owner of all right, title and interest in and to, the Chemular Intellectual Property, free and clear of all Encumbrances. To the Knowledge of Chemular, each item of Chemular Intellectual Property is valid and enforceable, and as there is no pending Action, claim or to the Knowledge of Chemular allegation asserting the invalidity or unenforceability of any item of Chemular Intellectual Property. No Chemular Intellectual Property is or has been subject to any Order that restricts, impairs or otherwise imposes any obligation with respect to the validity, enforceability, disclosure, use, enforcement, prosecution, maintenance, transfer, licensing or other exploitation of, or that otherwise relates to or affects, the Chemular Intellectual Property.

(ii) The consummation of the transaction contemplated by this Agreement will not alter, impair or extinguish any of the Chemular Intellectual Property except with respect to terms and conditions under this Agreement.

(iii) There has been no claim made, or to Chemular’s Knowledge, threatened, against the Chemular Intellectual Property (and Chemular has not been a party to any Action including such a claim), and Chemular has not received or provided notice of any such claim or other communication relating to the Chemular Intellectual Property: (i) asserting the infringement, misappropriation or other violation of any Third Party Intellectual Property Rights; (ii) asserting the invalidity, misuse or unenforceability of any Chemular Intellectual Property; (iii) challenging Chemular’s ownership of or rights to use, license or otherwise exploit any Intellectual Property; (iv) asserting that Chemular has engaged in unfair competition, false advertising or other unfair business practices.

(j) Acquiring Interests for Own Account. Chemular is acquiring its Membership Interests in the Company hereunder for its own account, for investment only and not with a view to, or sale in connection with, a distribution thereof within the meaning of the Securities Act;

(k) No Brokers or Finders. No agent, broker, Person or firm acting on Chemular’s behalf is, or will be, entitled to any commission or broker’s or finder’s fees in connection with any of the transactions contemplated hereby.

(l) Disclosure. The representations and warranties made by Chemular in this Section 3.1 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3.1 not misleading.

3.2 Representations and Warranties of Berify. Berify hereby represents and warrants to each of Ispire, Chemular, and the Company as of the Closing Date as follows:

(a) Corporate Power and Authority. Berify has the corporate power and authority to enter into this Agreement and each of the Related Agreements to which it is a party and to perform its obligations hereunder and thereunder.

(b) Valid, Binding, Enforceable Obligations. This Agreement and each of the Related Agreements to which Berify is a party will when entered into constitute its valid and legally binding obligation, enforceable in accordance with the terms hereof and thereof except as may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.

(c) Non-Contravention. Neither the execution and the delivery of this Agreement nor any of the Related Agreements to which Berify is a party, nor the consummation of the transactions contemplated hereby and thereby by Berify, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which Berify is subject or any provision of its certificate or articles of incorporation, bylaws or other organizational documents, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, Contract, lease, license, instrument or other material arrangement to which Berify is a party or by which Berify is bound or to which any of its material assets is subject (or result in the imposition of any lien, security interest or other encumbrance upon any of its assets).

(d) Consents. Berify need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Person not already been obtained in order to consummate the transactions contemplated by this Agreement and the Related Agreements to which it is a party.

(e) Title to Assets; No Encumbrances. Berify has good and transferable title to, or a valid leasehold interest in, or valid license to use the assets and properties included in the Berify Licensed Assets. On or prior to the Closing Date, Berify shall license to the Company, free and clear of all Encumbrances, other than Permitted Encumbrances, the Berify Licensed Assets and the Company shall receive the benefit of the Berify Licensed Assets, including but not limited to, the rights granted under each of the Berify License Agreements, free and clear of all Encumbrances, other than Permitted Encumbrances.

(f) Litigation. There is no Action which is pending or, to the Knowledge of Berify, threatened against or affecting Berify, the Berify Licensed Assets, or the consummation of the transactions contemplated hereby and in the Related Agreements.

(g) Solvency; Bankruptcy. Berify (both immediately prior to, and also after giving effect to the transactions contemplated by this Agreement) is solvent (i.e., its assets have a fair market value in excess of the amount required to pay its probable Liabilities on its existing debts as they become absolute and matured), and currently Berify has no information that would lead it to reasonably conclude that Berify would not, after giving effect to the transactions contemplated by this Agreement, have the ability to, nor does it intend to take any action that would impair its ability to, pays its debts from time to time incurred in connection therewith as such debts mature. There are no bankruptcy, reorganization, arrangement proceedings, or proceedings of a similar nature in any jurisdiction in which Berify conducts business, pending against, being contemplated by, or to the Knowledge of Berify, threatened against Berify or its Affiliates.

(h) Tax Matters. There is no material dispute or claim concerning any Tax or withholding liability of Berify with regard to the Berify Licensed Assets either (i) claimed or raised by any Governmental Authority in writing; or (ii) to which Berify has Knowledge based upon personal contact with any agent of such Governmental Authority. Neither the entry into this Agreement nor the consummation of the transactions described herein is subject to or shall give rise to any liability of any party for any state or local sales or use Tax or Tax of a similar nature. There are no Encumbrances for Taxes upon any of the Berify Licensed Assets nor is any Governmental Authority in the process of imposing any Encumbrances for Taxes on any of the Berify Licensed Assets (other than for current Taxes not yet due and payable).

(i) Intellectual Property.

(i) Schedule 2.2(b) contains a true, complete and accurate list of the Berify Licensed Assets. Berify has good, valid and legal title to, and is the sole and exclusive owner of all right, title and interest in and to, the Berify Licensed Assets, free and clear of all Encumbrances. To the Knowledge of Berify, each item of Berify Licensed Assets is valid and enforceable and there is no pending Action, claim or to the Knowledge of Berify, allegation asserting the invalidity or unenforceability of any item of Berify Licensed Assets. No Berify Licensed Asset is or has been subject to any Order that restricts, impairs or otherwise imposes any obligation with respect to the validity, enforceability, disclosure, use, enforcement, prosecution, maintenance, transfer, licensing or other exploitation of, or that otherwise relates to or affects, the Berify Licensed Assets.

(ii) The consummation of the transaction contemplated by this Agreement will not alter, impair or extinguish any of the Berify Licensed Assets except with respect to terms and conditions under this Agreement.

(iii) There has been no claim made, or to Berify’s Knowledge, threatened, against the Berify Licensed Assets (and Berify has not been a party to any Action including such a claim), and Berify has not received or provided notice of any such claim or other communication relating to the Berify Licensed Assets: (i) asserting the infringement, misappropriation or other violation of any Third Party Intellectual Property Rights; (ii) asserting the invalidity, misuse or unenforceability of any Berify Licensed Assets; (iii) challenging Berify’s ownership of or rights to use, license or otherwise exploit any Berify Licensed Assets; or (iv) asserting that Berify has engaged in unfair competition, false advertising or other unfair business practices.

(j) Acquiring Interests for Own Account. Berify is acquiring its Membership Interests in the Company hereunder for its own account, for investment only and not with a view to, or sale in connection with, a distribution thereof within the meaning of the Securities Act.

(k) No Brokers or Finders. No agent, broker, Person or firm acting on Berify’s behalf is, or will be, entitled to any commission or broker’s or finder’s fees in connection with any of the transactions contemplated hereby.

(l) Disclosure. The representations and warranties made by Berify in this Section 3.2 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3.2 not misleading.

3.3 Representations and Warranties of Ispire. Ispire hereby represents and warrants to each of Chemular, Berify, and the Company as of the Closing Date as follows:

(a) Corporate Power and Authority. Ispire has the corporate power and authority to enter into this Agreement and the Related Agreements to which it is a party and to perform its obligations hereunder and thereunder.

(b) Valid, Binding, Enforceable Obligations. This Agreement and each of the Related Agreements to which Ispire is a party will when entered into constitute its valid and legally binding obligation, enforceable in accordance with the terms hereof except as may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.

(c) Non-Contravention. Neither the execution and the delivery of this Agreement nor any of the Related Agreements to which Ispire is a party, nor the consummation of the transactions contemplated hereby and thereby by Ispire, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which Ispire is subject or any provision of its certificate or articles of incorporation, bylaws or other organizational documents; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, Contract, lease, license, instrument or other material arrangement to which Ispire is a party or by which Ispire is bound or to which any of its material assets is subject (or result in the imposition of any lien, security interest or other encumbrance upon any of its assets).

(d) Litigation. There are no Actions brought, conducted, or heard by or before any Governmental Authority or arbitrator which is pending against Ispire which adversely affects or challenges the legality, validity, or enforceability of this Agreement, the Related Agreements, or the transactions contemplated hereby or thereby.

(e) Consents. Ispire need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Person not already been obtained in order to consummate the transactions contemplated by this Agreement and each of the Related Agreements to which it is a party.

(f) Solvency; Bankruptcy. Ispire (both immediately prior to, and also after giving effect to the transactions contemplated by this Agreement) is solvent (i.e., its assets have a fair market value in excess of the amount required to pay its probable Liabilities on its existing debts as they become absolute and matured), and currently Ispire has no information that would lead it to reasonably conclude that Ispire would not, after giving effect to the transactions contemplated by this Agreement, have the ability to, nor does it intend to take any action that would impair its ability to, pays its debts from time to time incurred in connection therewith as such debts mature. There are no bankruptcy, reorganization, arrangement proceedings, or proceedings of a similar nature in any jurisdiction in which Ispire conducts business, pending against, being contemplated by, or to the Knowledge of Ispire, threatened against Ispire or its Affiliates.

(g) Acquiring Interests for Own Account. Ispire has acquired its Membership Interest hereunder for its own account, for investment only and not with a view to, or sale in connection with, a distribution thereof within the meaning of the Securities Act.

(h) No Brokers or Finders. No agent, broker, Person or firm acting on its behalf is, or will be, entitled to any commission or broker’s or finder’s fees from Ispire, or from any Affiliate of Ispire, in connection with any of the transactions contemplated hereby.

(i) Disclosure. The representations and warranties made by Ispire in this Section 3.3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3.3 not misleading.

3.4 Representations and Warranties of the Company. The Company hereby represents and warrants to each of Chemular, Ispire, and Berify as of the date hereof as follows:

(a) Limited Liability Company Power and Authority. The Company has the power and authority as a limited liability company to enter into this Agreement and the Related Agreements to which it is a party and to perform its obligations hereunder and thereunder.

(b) Valid, Binding, and Enforceable Obligations. This Agreement and each of the Related Agreements to which the Company is a party will when entered into constitute its valid and legally binding obligation, enforceable in accordance with the terms hereof except as may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.

(c) Non-Contravention. Neither the execution and the delivery of this Agreement nor any of the Related Agreements to which the Company is a party, nor the consummation of the transactions contemplated hereby and thereby by it, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which it is subject or any provision of its certificate or articles of incorporation, bylaws or other organizational documents; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, Contract, lease, license, instrument or other material arrangement to which it is a party or by which it is bound or to which any of its material assets is subject (or result in the imposition of any lien, security interest or other encumbrance upon any of its assets).

(d) Consents. The Company need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Person not already been obtained in order to consummate the transactions contemplated by this Agreement and each of the Related Agreements to which it is a party;

(e) No Prior Operations. The Company (i) has conducted no business or operations since its formation; (ii) does not and has never owned or had any interest in any real property, and does not currently own or have any interest in any material equipment, machinery, or tangible or intangible personal property; (iii) does not currently have any outstanding Indebtedness; (iv) except for the Operating Agreement of the Company executed as of March 26, 2024, is not a party to or bound by any Contract; (v) does not currently have, and has never had, any employees; (vi) does not maintain any insurance policies for itself or any of its officers or directors; (vii) does not maintain any bank accounts or safe deposit boxes with any financial institution; and (viii) does not have any customers or material suppliers.

(f) No Brokers or Finders. No agent, broker, Person or firm acting on its behalf is, or will be, entitled to any commission or broker’s or finder’s fees from the Company, or from any Affiliate of the Company, in connection with any of the transactions contemplated hereby.

(g) Disclosure. The representations and warranties made by the Company in this Section 3.4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3.4 not misleading.

ARTICLE IV

COVENANTS

4.1 Further Assurances. From time to time after the Closing, in case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request.

4.2 Post-Closing Cooperation. At any time or from time to time on or after the Closing, at the Company’s request, at no cost to any other Party or the Company and without further consideration, Chemular shall execute and deliver to the Company such other license instruments, and shall provide such materials and information and take such other actions as the Company may deem necessary or desirable in order to more effectively license to the Company, and to confirm the Company’s rights to, all of the Chemular Licensed Assets in the event of failure of the Chemular TPMF Covenant, and to the fullest extent permitted by law, to put the Company in actual possession and operating control of the Chemular Licensed Assets, and to assist the Company in exercising all rights with respect thereto, and otherwise to operate the JV Business.

4.3 Insurance. As soon as reasonably possible following the Closing, but in no event later than thirty (30) days thereafter, the Company shall, at is sole expense, bind insurance coverages with a national insurance carrier in such amounts and against such risks as are customarily carried and insured against within the industry in which the JV Business operates. The Company agrees to maintain such insurance all in such form and amounts as are consistent with industry practices.

4.4 Chemular TPMF Covenant. Between the Closing Date and August 1, 2024 (the “TPMF Period”), the Company shall create a CTP portal account (the “CTP Portal Account”) in the name of the Company for the purpose of registering an Industry Account Manager. Promptly after the Closing Date, but in any event on or before the expiration of the TPMF Period, Chemular shall prepare and finalize and file or cause to be filed on behalf of the Company a TPMF in the name of the Company with the purpose and function to be substantially similar in form, substance, and content to the TPMF listed on Schedule 2.2(a) to support the Company in furtherance of the JV Business, all as may be further provided for in the Chemular Master Services Agreement (such file, the “Chemular TPMF”, and such obligation related thereto as provided for in this Section 4.4, the “Chemular TPMF Covenant”). Notwithstanding the foregoing, Chemular shall have no liability for the failure to satisfy the Chemular TPMF Covenant, and the sole remedy for the failure of Chemular to satisfy the Chemular TPMF covenant shall be the grant of the Chemular License pursuant to Section 2.2(a).

4.5 Maintenance of the Chemular Licensed Assets. From the date hereof until the earlier of the fulfillment of the Chemular TPMF Covenant or the transfer of the Chemular Licensed Assets to the Company in the event of the failure of the Chemular TPMF Covenant, except as required by applicable Law or as otherwise consented to in writing by each other Party, Chemular shall use reasonable best efforts to maintain the Chemular Licensed Assets in the ordinary course of business consistent with past practices and in compliance in all material respects with all applicable Laws.

4.6 Additional Post-Closing Agreements and Other Deliverables. As soon as practicable, the following documents and actions shall be negotiated and entered into by the following parties:

(a)	[*];

(b)	[*];

(c)	[*];

(d)	[*];

(e)	[*];

ARTICLE V

CONDITIONS PRECEDENT

5.1 Conditions Precedent to the Obligations of each of the Parties. The obligation of each of the Parties to consummate the transactions contemplated hereby is subject to the satisfaction or waiver by such Party on or before the Closing of the following conditions precedent:

(a) Formation of the Company. The Company shall have been duly established under the laws of the State of Delaware and, in connection therewith, the Certificate of Formation of the Company (the “Company Certificate of Formation”) and any amendments thereto shall have been filed with the Secretary of State of the State of Delaware.

(b) No Injunction. No preliminary or permanent injunction or other order shall have been issued by any Governmental Authority and remain in effect at the Closing Date which prohibits, and no preliminary or permanent injunction or other order shall be pending or threatened which would prohibit, the consummation of the transactions contemplated by this Agreement or the Related Agreements or which has or would have the effect of making any of the transactions contemplated by this Agreement or the Related Agreements illegal (each Party agreeing to use its commercially reasonable efforts to have any such issued injunction or order lifted).

(c) Statutes; Governmental Approvals. No statute, rule, regulation, executive order, decree or order of any kind shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits the consummation of the transactions contemplated by this Agreement or the Related Agreements or has the effect of making the transactions contemplated by any of this Agreement or the Related Agreements illegal. All Governmental Authority and other consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement and the Related Agreements shall have been received.

(d) Accuracy of Representations and Warranties. All representations and warranties of each Party contained herein and in each of the Closing Related Agreements to which it is a party shall be true and correct as of the Closing Date and each Party shall have delivered to the other Party a certificate, dated the Closing Date, certifying that its representations and warranties contained herein and therein are true; provided, that in the case of Chemular, in the event of a failure of the Chemular TPMF Covenant, all representations and warranties of Chemular related to or in furtherance of the Chemular Licensed Assets contained herein and in each of the Closing Related Agreements to which it is a party shall also be true and correct as of the TPMF Outside Date.

5.2 Conditions Precedent to the Obligations of each Party. The obligation of each Party to consummate the transactions contemplated hereby and in the other Operative Agreements is additionally subject to the satisfaction or waiver on or before the Closing Date of the following conditions precedent:

(a) Executed Agreements. On or before the Closing Date, the Closing Related Agreements shall have been duly executed and delivered by each of the respective parties thereto, each in such form as is reasonably acceptable to each other Party.

(b) Proceedings. All proceedings to be taken in connection with the transactions contemplated by the Operative Agreements and all documents incident thereto shall be satisfactory in form and substance to each of the Parties and their respective counsel, and each of the Parties shall have received copies of all such documents and other evidences as it or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

(c) No Changes. As of the Closing Date, and in the case of the Chemular Licensed Assets in the event of failure of the Chemular TPMF Covenant, also as of the TPMF Outside Date, no event or circumstance shall have occurred which would substantially and negatively affect the value or prospects of the Company, the Chemular Licensed Assets, the Berify Licensed Assets, or the Membership Interests of the Company to be acquired by either Chemular or Berify hereunder, or which would impair the value of Ispire’s rights under any of the Operative Agreements to which Ispire is a party.

(d) Company Documents. On or before the Closing Date, the Company shall be qualified to do business in the State of California. Each of the Parties shall have received a certificate from the Secretary of State or other appropriate official in Delaware and California and each other state in which the Company is qualified to do business to the effect that the Company is in good standing or validly existing in such State.

(e) Authorization. As of the Closing Date, all proceedings (including, without limitation, all limited liability company proceedings of the Company, if any) to be taken in connection with the transactions contemplated by the Operative Agreements to which any Party, the Company or any Company subsidiary is a party and all documents incident hereto and thereto shall be satisfactory in form and substance to each Party and each Party shall have received copies of all such documents and other evidences as it may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

ARTICLE VI

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

6.1 Survival of Representations. The representations and warranties of the Parties contained in Article III (and in any Schedule or Exhibit attached hereto or to the Operative Agreements or in any certificate delivered in connection with the Closing) are made only as of the Closing Date; except the representations and warranties of Chemular related to or in furtherance of the Chemular Licensed Assets, which representations and warranties are made as of the Closing Date, and in the event of a failure of the Chemular TPMF Covenant, are also made as of the TPMF Outside Date. All such representations and warranties shall survive for a period of twelve (12) months following the Closing Date; except, in the case of Chemular related to or in furtherance of the Chemular Licensed Assets, and in the event of a failure of the Chemular TPMF Covenant, for a period of twelve (12) months following the TPMF Outside Date; provided, however, that the representations and warranties contained in Sections 3.1(a), 3.1(b), 3.2(a), 3.2(b), 3.3(a), 3.3(b), 3.4(a), and 3.4(b) shall survive indefinitely.

6.2 Chemular Indemnification. Chemular agrees to indemnify and hold harmless (A) Ispire and each of its Affiliates and their respective officers, directors, managers, stockholders, partners, members, employees, agents and any successors thereto (the “Ispire Indemnitees”), and (B) Berify and each of its Affiliates and their respective officers, directors, managers, stockholders, partners, members, employees, agents and any successors thereto (the “Berify Indemnitees”), on an after-tax basis, from any and all losses, claims, liabilities, obligations, damages, costs and expenses (including reasonable attorney fees) (collectively, “Losses”) incurred or paid as a result of or arising out of: (i) the failure of any representation or warranty made by Chemular in Section 3.1 of this Agreement to be true and correct as of the date hereof; (ii) any breach, violation, or default of any covenant or agreement of Chemular in this Agreement; (iii) violations by Chemular of any Applicable Laws insofar as they affect the JV Business; or (iv) Chemular’s Taxes or their liability, if any (for example, by reason of transferee liability or application of Treasury regulation Section 1.1502-6) for Taxes of others and for Taxes related to the Chemular Licensed Assets for any Tax year or period (or portion thereof) ending on or before the Closing Date.

6.3 Berify Indemnification. Berify agrees to indemnify and hold (A) the Ispire Indemnitees, and (B) Chemular and each of its Affiliates and their respective officers, directors, managers, stockholders, partners, members, employees, agents and any successors thereto (collectively, the “Chemular Indemnitees”) harmless, on an after-tax basis, from any and all Losses incurred or paid as a result of or arising out of: (i) the failure of any representation or warranty made by Berify in Section 3.2 of this Agreement to be true and correct as of the date hereof; (ii) any breach, violation or default of any covenant or agreement of Berify in this Agreement; (iii) violations by Berify of any Applicable Laws insofar as they affect the JV Business; or (iv) Berify’s Taxes or their liability, if any (for example, by reason of transferee liability or application of Treasury regulation Section 1.1502-6) for Taxes of others and for Taxes related to the Berify Licensed Assets for any Tax year or period (or portion thereof) ending on or before the Closing Date.

6.4 Ispire Indemnification. Ispire agrees to indemnify and hold (A) the Chemular Indemnitees, and (B) the Berify Indemnitees harmless, on an after-tax basis, from any and all Losses incurred or paid as a result of or arising out of: (i) the failure of any representation or warranty made by Ispire in Section 3.3 of this Agreement to be true and correct as of the date hereof; (ii) any breach, violation, or default of any covenant or agreement of Ispire in this Agreement; (iii) violations by Ispire of any Applicable Laws insofar as they affect the JV Business; or (iv) Ispire’s Taxes or their liability, if any (for example, by reason of transferee liability or application of Treasury regulation Section 1.1502-6) for Taxes of others for any Tax year or period (or portion thereof) ending on or before the Closing Date.

6.5 Company Indemnification. The Company agrees to indemnify and hold each of Chemular Indemnities, Berify Indemnities, and Ispire Indemnitees harmless, on an after-tax basis, from any and all Losses incurred or paid as a result of or arising out of: (i) the failure of any representation or warranty made by the Company in Section 3.4 of this Agreement (or in any Schedule or Exhibit attached hereto or to any Related Agreement to which it is a party, or in any certificate delivered by the Company in connection with the Closing) to be true and correct as of the date hereof, or (ii) any nonfulfillment, nonperformance, nonobservance or other breach or violation, or default in performance of any covenant or agreement of the Company in this Agreement or any other agreement, certificate or other document executed and delivered by Company at Closing or which otherwise incorporates this provision by reference.

6.6 Limitations. The obligations to indemnify and hold harmless pursuant to this Article VI shall survive the consummation of the transactions contemplated by this Agreement for the time periods set forth in Section 6.1, except for claims for indemnification asserted prior to the end of such periods, which claims shall survive until final resolution thereof. Neither Chemular, Berify, Ispire, or the Company shall be liable under Sections 6.2, 6.3, 6.4 or 6.5 unless the aggregate Losses incurred by the Indemnified Party with respect to all matters for which indemnification is to be provided exceed twenty-five thousand dollars ($25,000) in the aggregate, in which case the Indemnifying Party (as the case may be) shall be liable relating back to the first dollar. The aggregate amount required to be paid by an Indemnifying Party under Section 6.2, 6.3, 6.4 or 6.5 shall not exceed the aggregate sum of Ispire’s Initial Capital Contribution plus any amounts paid by Ispire to the Company pursuant to the Ispire Contribution Commitment under this Agreement. Any amount owed by an Indemnifying Party shall be reduced by any insurance proceeds actually collected by the Indemnified Party in respect of the subject claim. Each Party agrees to initially and timely seek coverage of any claim from any available insurance.

6.7 Notice of Claim. If any Party seeks indemnification, such Party seeking indemnification (the “Indemnified Party”) shall give reasonably prompt written notice to the indemnifying party (the “Indemnifying Party”) specifying the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted; provided, however, that the right of a Person to be indemnified hereunder shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, an Indemnifying Party is actually and materially prejudiced thereby. Subject to the terms hereof, the Indemnifying Party shall pay (by wire transfer of immediately available funds) the amount of any valid claim not more than ninety (90) calendar days after the Indemnified Party provides notice to the Indemnifying Party of such amount.

6.8 Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party by giving the Indemnifying Party prompt written notice thereof in accordance with Section 6.7. The Indemnifying Party shall respond in writing within 45 days after notice is given to such Indemnifying Party of such Direct Claim, and such response shall specify whether the Indemnifying Party disputes such claim. If the Indemnifying Party fails to dispute such Direct Claim by failing to deliver a response within such 45-day period, then the amount of such Direct Claim shall be conclusively deemed to be an obligation of such Indemnifying Party. If an Indemnifying Party fails to fulfill its direct payment obligations under this Section 6.8, the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party at law or equity on the terms and subject to the provisions of this Agreement.

6.9 Procedure for Third Party Claims.

(a) If any third party shall notify any Indemnified Party with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against an Indemnifying Party under this Article VI, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing in accordance with Section 6.7.

(b) The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel reasonably acceptable to the Indemnified Party, and the Indemnified Party shall cooperate in good faith in such defense; provided that the following conditions must be satisfied: (i) the Indemnifying Party shall have confirmed in writing, within 30 days after receiving notice of such Third Party Claim, that it is assuming such defense and the Indemnifying Party’s irrevocable and unconditional obligation to fully indemnify (subject to Section 6.6) the Indemnified Party against any Losses that may result from the Third Party Claim; (ii) the Indemnified Party shall not have given the Indemnifying Party written notice that it has determined, in the exercise of its reasonable discretion based on advice of counsel, that a conflict of interest between the Indemnified Party and Indemnifying Party exists and such conflict of interest cannot be waived; (iii) the Third Party Claim does not involve claims for injunctive or equitable relief, relate to or arise in connection with a criminal proceeding, allege violations of Applicable Law, or have the potential to impose restrictions on the operation of the JV Business or otherwise set precedent relating to the JV Business; and (iv) the Indemnifying Party demonstrates to the Indemnified Party’s reasonable satisfaction that, as of such time, the Indemnifying Party has sufficient financial resources to defend such Third Party Claim (items (i) through (iv) in this proviso, the “Assumption Conditions”).

(c) If upon satisfaction of the Assumption Conditions, the Indemnifying Party elects to assume the defense of such Third Party Claim, then:

(i) the Indemnifying Party shall not be required to pay or otherwise indemnify the Indemnified Party against any attorneys’ fees incurred by the Indemnified Party in connection with such Third Party Claim following the Indemnifying Party’s acknowledgment and election to assume the defense of such Third Party Claim, unless (A) the Indemnifying Party fails to defend diligently the action or proceeding after receiving notice of such failure from the Indemnified Party or at any time thereafter, (B) the Indemnified Party reasonably shall have concluded (upon advice of its counsel) that there may be one or more legal defenses available to such Indemnified Party that are not available to the Indemnifying Party, or (C) the Indemnifying Party reasonably shall have concluded (upon advice of its counsel) that a conflict of interest between the Indemnified Party and the Indemnifying Party exists and such conflict of interest cannot be waived;

(ii) the Indemnified Party shall make available to the Indemnifying Party all books, records and other documents and materials that are under the direct or indirect control of the Indemnified Party or any of the Indemnified Party’s agents and that the Indemnifying Party considers necessary or desirable for the defense of such Third Party Claim;

(iii) the Indemnified Party shall otherwise cooperate as reasonably requested by the Indemnifying Party in the defense of such Third Party Claim;

(iv) the Indemnified Party shall not admit any liability with respect to such Third Party Claim;

(v) the Indemnifying Party shall not, without the written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed, settle or compromise any pending or threatened Third Party Claim in respect of which indemnification may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such Third Party Claim) or consent to the entry of any judgment (A) which does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim or (B) in any manner that involves any injunctive or equitable remedies against the Indemnified Party or any of its Affiliates or that may materially and adversely affect the Indemnified Party or any of its Affiliates.

ARTICLE VII

MISCELLANEOUS

7.1 Fees and Expenses. Except as provided in Section 2.1 above, all costs and expenses incurred in connection with this Agreement and the other Operative Agreements and the consummation of the transactions contemplated hereby and thereby shall be paid by the Party incurring such costs and expenses.

7.2 Confidentiality.

(a) Subject to the requirements of applicable law, each Party shall maintain in confidence all information (i) transferred to the Company as a result of the Operative Agreements and (ii) all information received from the other Parties as a result of any due diligence investigation conducted relative to the execution of the Agreement (the “Confidential Information”) and shall use such Confidential Information only for the benefit of the Company and or in connection with evaluating the transactions contemplated hereby, except in accordance with the immediately succeeding sentences, shall not disclose any such information to (x) any employee or agent of such Party, except to the extent necessary to implement the purpose and intent of this Agreement or (y) a third party or make any unauthorized use thereof. Notwithstanding anything contained in this Agreement, each Party may disclose the Confidential Information to its Affiliates and its and their respective directors, officers, employees, and advisors. The obligation of confidentiality and non- use shall not apply to any Confidential Information which (a) is or becomes generally available to the public through no fault of the receiving party, (b) is independently developed by the receiving party (c) is received in good faith from a third party who is lawfully in possession of such information and has the lawful right to disclose or use it, or (d) is required to comply with any law, rule, regulation, or legal or regulatory process (including without limitation in connection with any Securities and Exchange Commission or securities exchange review process, request, disclosure requirements or filing requirements) applicable to such party. Notwithstanding anything contained in this Agreement or in any other document, agreement or understanding relating to the transactions contemplated by this Agreement, each Party (and each employee, director, office representative, or other agent of such Party) is authorized to disclose to any and all persons, beginning immediately upon commencement of discussions regarding the transactions contemplated by this Agreement, and without limitation of any kind, the U.S. federal, state or local tax treatment and tax structure of such transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to such Party (or any employee, representative, or other agent of such Party) relating to such tax treatment and tax structure. For purposes of this authorization, the “tax treatment” of a transaction means the purported or claimed tax treatment of the transaction, and the “tax structure” of a transaction means any fact that may be relevant to understanding the purported or claimed tax treatment of the transaction. None of the Parties to the transactions contemplated by this Agreement provides U.S. tax advice, and each such party should consult its own advisors regarding its participation in the transactions contemplated by this Agreement.

7.3 Public Announcements. No Party shall issue any such press release or make any such public statement with respect to the transactions contemplated by the Operative Agreements without the written consent of other Party except as may be required by Applicable Law, including by applicable United States federal securities laws, rules or regulations or the requirements of any stock exchange or other self-regulatory organization, in which case the Party required to publish such press release or public announcement shall, to the extent practicable, allow the other Parties a reasonable opportunity to comment on such press release or public announcement in advance of such publication.

7.4 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if sent by U.S. registered or certified mail (postage prepaid, return receipt requested), by overnight courier (delivery fees prepaid), addressed as follows:

if to Chemular, to:	103 West Main Street

Hudson, MI 49247

Attention: Jason Carignan, Chief Commercial Officer

Email: Jason.carignan@chemular.com

with a copy to:	Nevers, Palazzo, Packard, Wildermuth & Wynner, PC

31248 Oak Crest Drive, Suite 200

Westlake Village, CA 91361

Attention: Daniel R. Callender

Email: dcallender@npwlaw.com

if to Berify, to:	145 Columbine Ave.

Santa Ana, CA 92707

Attention: Daniel Kang

Email: dan.k@berify.io

with a copyt o:	145 Columbine Ave.

Santa Ana, CA 92707

Attention: Lilly Kim

Email: lilly.k@berify.io

if to Ispire, to:	Aspire North America LLC

19700 Magellan Drive

Torrance, CA 90502

Attention: Steven Przybyla, Chief Legal Officer

Email: steven@getispire.com

with a copy to:	Fox Rothschild LLP

101 Park Avenue, 17th Floor

New York, NY 10178

Attention: Barry S. Schaevitz, Partner

Email: bschaevitz@foxrothschild.com

if to the Company, to:	145 Columbine Ave.

Santa Ana, CA 92707

Email: dan.k@berify.io

Attention: Daniel Kang

with a copy to:	19700 Magellan Drive

Torrance, CA 90502

Email: steven@getispire.com

Attention: Steven Przybyla

or to such other Person or address as any Party shall specify by notice in writing to each of the other Parties. Except for a notice of a change of address, which shall be effective only upon receipt thereof, all such notices, requests, demands, waivers and communications properly addressed shall be effective: (i) if sent by U.S. registered or certified mail, three Business Days after deposit in the U.S. mail; (ii) if sent by FedEx or other overnight delivery service, one Business Day after delivery to such service; and (iii) if sent by personal courier, upon receipt;.

7.5 Notice and Right to Cure. Except as to the Ispire Contribution Commitment, in the event of a breach of any covenant or representation by any party to this Agreement, if the covenant or representation can be cured, the party seeking to assert the breach shall provide written notice in accordance with this Section 7.5 and a reasonable opportunity to cure the breach prior to receiving the benefit of any remedy applicable to such breach.

7.6 Entire Agreement. This Agreement and the Schedules, Exhibits and other documents referred to herein or delivered pursuant hereto, collectively contain the entire understanding of the Parties hereto with respect to the subject matter contained herein and supersede all prior agreements and understandings, oral and written, with respect thereto unless specifically set forth to the contrary herein.

7.7 Binding Effect; Benefit; Assignment.

(a) This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto without the prior written consent of each other Party.

(b) Except as provided in Section 7.7(a), nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. The Company is hereby expressly made a third party beneficiary to the representations and warranties of the other Parties in this Agreement, and subject to the limitations of Article VI, shall be entitled to the benefits of Article VI with respect to any breach thereof; provided, that the Company may not assign such benefits without the written consent of each Party.

7.8 Amendments and Waivers. This Agreement may not be amended, and none of its provisions may be modified, except expressly by a written instrument signed by the Parties hereto. No failure or delay of a Party in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right, or any abandonment or discontinuance of steps to enforce such a power or right, preclude any other or further exercise thereof or the exercise of any other power or right. No waiver by a Party of any provision of this Agreement or consent to any departure therefrom shall in any event be effective unless the same shall be in writing and signed by such Party, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

7.9 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

7.10 Applicable Law. This Agreement and the legal relations between the Parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws rules thereof.

7.11 Jurisdiction; Waiver of Jury Trial. Any judicial proceeding brought against any of the Parties on any dispute arising out of this Agreement or any matter related hereto may be brought in the courts of the State of Delaware, New Castle County, or the United States District Court for the District of Delaware, and by execution and delivery of this Agreement, each of the Parties accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. The prevailing Party in any such litigation shall be entitled to receive from the losing Party all costs and expenses, including reasonable counsel fees, incurred by the prevailing Party. Each Party consents to process being served in any such action or proceeding by the mailing of a copy thereof to the address for notices to it set forth in Section 7.4 and agrees that such service shall constitute good and sufficient service of process or notice thereof. Nothing in this paragraph shall affect or eliminate any right to serve process in any other manner permitted by law. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY.

7.12 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

7.13 Conflict Between Agreements. In the event of any inconsistency, conflict or ambiguity as to the rights and obligations of the parties under this Agreement and any Related Agreement, the terms of the Related Agreement shall control and supersede any such inconsistency, conflict or ambiguity.

* * *

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

CHEMULAR INC.

By:	/s/ Kevin Burd
Name:	Kevin Burd
Title:	Chief Executive Officer

TOUCH POINT WORLDWIDE, INC. D/B/A BERIFY

By:	/s/ Daniel Kang
Name:	Daniel Kang
Title:	Chief Executive Officer

ASPIRE NORTH AMERICA LLC

By:	/s/ Michael Wang
Name:	Michael Wang
Title:	Co-CEO

IKE TECH LLC

By:	/s/ Steven Pryzbyla
Name:	Steven Pryzbyla
Title:	President

[Signature Page to Capital Contribution, Subscription, and Joint Venture Agreement]

Schedule 2.2(a)

Chemular Licensed Assets

1.	[*]

2.	[*]

Schedule 2.2(b)

Berify Licensed Assets

1.	[*]

2.	[*]

Schedule 3.1(i)

Chemular Intellectual Property

1.	[*]

2.	[*]

3.	[*]

4.	[*]